                                                                    EXHIBIT 12.1

                               PRICE/COSTCO, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                         53 WEEKS      52 WEEKS
                                                             52 WEEKS ENDED               ENDED         ENDED
                                                   ----------------------------------  ------------  ------------
                                                   AUGUST 30,  AUGUST 29,  AUGUST 28,  SEPTEMBER 3,  SEPTEMBER 1,
                                                      1992        1993        1994         1995          1996
                                                   ----------  ----------  ----------  ------------  ------------
Earnings(1)......................................  $  368,855  $  336,463  $  203,555(3)  $  368,204  $  423,477
Less: Capitalized interest.......................       8,487       9,483       7,170        3,275         5,612
Add: Interest on debt(2).........................      44,012      55,599      57,642       71,186        83,690
  Portion of rent under long-term operating
    leases representative of an interest
    factor.......................................      20,208      23,220      26,940       32,160        33,412
                                                   ----------  ----------  ----------  ------------  ------------
Total earnings available for fixed charges.......  $  424,588  $  405,799  $  280,967   $  468,275    $  534,967
                                                   ----------  ----------  ----------  ------------  ------------
                                                   ----------  ----------  ----------  ------------  ------------
Fixed Charges:
  Interest on debt(2)............................  $   44,012  $   55,599  $   57,642   $   71,186    $   83,690
  Portion of rent under long-term operating
    leases representative of an interest
    factor.......................................      20,208      23,220      26,940       32,160        33,412
                                                   ----------  ----------  ----------  ------------  ------------
Total fixed charges..............................  $   64,220  $   78,819  $   84,582   $  103,346    $  117,102
                                                   ----------  ----------  ----------  ------------  ------------
                                                   ----------  ----------  ----------  ------------  ------------
Ratio of earnings to fixed charges...............         6.6         5.2         3.3(4)         4.5         4.6
                                                   ----------  ----------  ----------  ------------  ------------
                                                   ----------  ----------  ----------  ------------  ------------

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(1) Earnings represent income from continuing operations before provision for income taxes.

(2) Includes amortization of debt expense and capitalized interest.

(3) Includes provision for merger and restructuring expenses of $120,000 pre-tax ($80,000 or $.36 per share after tax) related to the merger of The Price Company and Costco Wholesale Corporation in October 1993. If such provision for merger and restructuring expenses were excluded, income from continuing operations before provision for income taxes for fiscal 1994 would have been $323,555.

(4) If the $120,000 pre-tax provision for merger and restructuring expenses were excluded, the ratio of earnings to fixed charges for fiscal 1994 would have been 4.7.